Exhibit 99.14

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Balance Sheet at 30 April 2009

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.
Balance Sheet at 30 April 2009

CONTENTS

Balance Sheet	3

Notes included in the Balance Sheet
1.	COMPANY ACTIVITIES	4
2.	MERGER AND SEGREGATION PROJECT	4
3.	BASIS OF PRESENTATION	6
4.	MEASUREMENT POLICIES	7
5.	INTANGIBLE ASSETS	19
6.	PROPERTY, PLANT AND EQUIPMENT	19
7.	EQUITY INSTRUMENTS IN GROUP AND ASSOCIATED COMPANIES	20
8.	NON-CURRENT ASSETS HELD-FOR-SALE	23
9.	DERIVATIVES	24
10.	CASH AND CASH EQUIVALENTS	25
11.	LOANS AND RECEIVABLES	26
12.	BORROWINGS AND PAYABLES	31
13.	EQUITY	35
14.	BANKS BORROWINGS	37
15.	DEFERRED TAXES	37
16.	CORPORATE INCOME TAX AND TAX SITUATION	38
17.	COMPENSATION FOR THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT	40
18.	STOCK OPTION COMPENSATION PLAN	40
19.	INFORMATION ON TRANSACTIONS WITH RELATED PARTIES	42
20.	EVENTS AFTER THE BALANCE SHEET DATE	44
21.	COMMENTARY TO EXHIBITS	45

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Balance Sheet at 30 April 2009

(Thousand euros)
A S S E T S	Note	30/04/09
NON-CURRENT ASSETS		1,126,289
Intangible assets	5	3
Computer software		3
Property, plant and equipment	6	1,827
Fixtures. fittings. tools and equipment		1,827
Long-term investments in group and associated companies		1,110,058
Equity instruments	7	1,108,573
Loans to companies	11	1,485
Long-term financial investments		459
Loans to third parties	11	179
Derivatives	9	0
Other financial assets		280
Deferred tax assets	15	13,942

CURRENT ASSETS		1,604,115
Non-current assets held for sale	8	367,480
Debtors		17,803
Trade receivables for sales and services	11	1,397
Receivables from Group and associated companies	11	9,333
Sundry receivables		21
Receivables from employees		57
Current tax assets	16	5,419
Other receivables from public entities	16	1,576
Short-term investments in group and associated companies	11	819,849
Loans to companies		807,629
Other financial assets		12,220
Short-term financial investments		365
Debt securities		58
Other financial assets		307
Short-term accrual accounts		114
Cash and other cash equivalents	10	398,504

TOTAL ASSETS		2,730,404
LIABILITIES
EQUITY		1,981,026
Equity	13	1,980,893
Capital		113,706
Share premium		1,202,174
Reserves		738,213
Legal reserve		22,741
Other reserves		715,472
Treasury shares		-68,461
Profit for the period		-8,393
Other equity instruments		3,654
Measurement adjustments		133
Hedging operations		74
Other		59

NON-CURRENT LIABILITIES		137,720
Long-term borrowings		28,613
Derivatives	9	28,613
Deferred tax liabilities	15	109,107
CURRENT LIABILITIES		611,658
Short-term borrowings		50,030
Bank borrowings		0
Other financial liabilities	12	50,030
Short-term borrowings from Group and associated companies		551,829
Trade and other payables		9,786
Trade payables	12	3,972
Trade payables. Group and associated companies	12	2,496
Receivables from employees	12	2,739
Current tax liabilities		0
Other payables to public entities	16	579
Short-term accrual accounts		14

TOTAL LIABILITIES		2,730,404

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Explanatory notes for the Balance Sheet at 30 April 2009

1.      COMPANY ACTIVITIES

Cintra, Concesiones de Infraestructuras de Transporte, S.A., hereinafter Cintra or the Company is the parent company of Cintra Group. It was incorporated on 3 February 1998 as a public limited liability company and its registered office is at Plaza Manuel Gómez Moreno, 2, planta 14, Edificio Alfredo Mahou, 28020 Madrid. It is registered with the Madrid Mercantile Registry and it holds tax identification number A-81939209.

Cintra pertains to a group lead by Grupo Ferrovial, S.A, which indirectly controls 66.88%.

According to the Company’s by-laws its corporate purpose consists mainly of the following activities: design, construction, execution, operation, management, administration and maintenance of all types of public and private infrastructures and projects. It includes the execution and rendering of all types of services relating to urban and intercity transportation infrastructure.

The above activities may be fully or partially carried out by Cintra through shareholdings in other Spanish or foreign companies, groups or consortiums with a similar corporate purpose.

2.       MERGER AND SEGREGATION PROJECT

The balance sheet closed on 30 April 2009 has been prepared to serve as the merger and segregation balance sheets for Cintra Concesiones de Infraestructuras de Transporte, S.A. in accordance with the merger projects that will be approved by the Boards of Directors of Grupo Ferrovial S.A., Ferrovial Infraestructuras S.A., Aeropuerto de Belfast S.A., Cintra Concesiones de Infraestructuras de Transporte S.A. and the joint administrators of Marjeshvan S.L. and Lernamara S.L. and the segregation Project that will be approved by the Boards of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Cintra Infraestructuras, S.A.

Structure

The merger between Cintra and Grupo Ferrovial S.A. is structured through a series of complex corporate transactions that are briefly described below:

1. Simplified merger:

As a prior inseparable step within the merger of Cintra and Grupo Ferrovial S.A., the latter will take-over Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan, S.L. and Lernamara, S.L., resulting in the extinguishment, through dissolution without liquidation of the target companies and the transfer of all their assets and liabilities to the acquiring company, resulting in its universal succession to all of their rights and obligations.

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2. Segregation of Cintra:

Also as part of this complex integration transaction, Cintra will “affiliate” its business equity –basically consisting of the shares its holds in concessionaire companies through which it carries out the transportation infrastructure business- through its segregation and transfer in full to a wholly owned vehicle, Cintra Infraestructuras, S.A., which will be structured through a total, special segregation transaction which will consist, for tax purposes, of the contribution of a line of business.

It should be noted that Cintra recently transferred ownership of the shares in the company Cintra Aparcamientos, S.A. to a third party and therefore these shares do not form part of the segregated equity.

3.  Merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Finally, Grupo Ferrovial S.A. will be merged into Cintra Concesiones de Infraestructuras de Transporte S.A., extinguishing the former through liquidation and the transfer of all its assets and liabilities to the acquiring company, which will universally succeed to all the target company’s assets and liabilities (“inverse” merger). As a result of this transaction the shareholders of Grupo Ferrovial S.A. will receive shares in Cintra in exchange without any supplementary cash compensation. Cintra will increase share capital by the amount necessary to cover the swap of shares in Grupo Ferrovial S.A., which may be reduced through the delivery of Cintra treasury shares.

Accounting effects of the transactions

Both in the “simplified merger” and in the merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A., as from 1 January 2009 the transactions carried out by the target companies will be considered to have been carried out by the acquiring companies, subject to compliance with certain suspensive conditions (1). The segregation operation and the transfer of Cintra’s equity to Cintra Infraestructuras, S.A. is considered to take effect retroactively as from 30 June 2009.

(1) Suspensive conditions:

-	Execution of the relevant merger and segregation deeds.
-	Serving of notifications, obtainment of the necessary administrative authorisations and completion of registration formalities.
-	Cancellation of the pledge on Cintra’s shares currently held by Ferrovial.

The merger and segregation projects will be submitted for the approval of shareholders at general meetings held by the companies involved, as appropriate for each one.

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3.      BASIS OF PRESENTATION

3.1. True and fair view

The Balance Sheet has been prepared to meet the requirements of the merger and segregation project described in Note 2 of this Document.

The Balance Sheet at 30 April 2009 has been obtained from the Company's accounting records and is presented in accordance with the Spanish General Accounting Plan approved by Royal Decree 1514/2007 and the accounting standards established in commercial legislation such that it reflects a true and fair view of the Company's financial situation and its results.

The Company has majority stakes in the capital of certain subsidiaries and has shareholdings that are equal to or exceed 20% of the share capital in others. The Balance Sheet at 30 April 2009 does not reflect any increases or decreases in equity that would result from the application of consolidation policies using the full consolidation method with respect to majority stakes or the equity method for other significant shareholdings.

The consolidated annual accounts for Cintra Group prepared in accordance with International Financial Reporting Standards present consolidated equity attributable to the parent company at 30 April 2009 totaling €533,847k, and profits attributable to the parent company totaling €8,415k, assets totaling €12,038,425k and other liabilities totaling €11,504,578k.

The information contained in the Balance Sheet at 30 April and the explanatory notes is presented in thousands of euros.

3.2. Accounting principles

The balance sheet at 30 April 2009 has been prepared in accordance with the accounting standards stipulated by current commercial legislation.

3.3. Key aspects of the measurement and estimation of uncertainty

The preparation of the Balance sheet requires the Company to apply certain forward-looking estimates and judgments that are evaluated on a continuous basis and are based on past experience and other factors, including expectations of future events that are deemed to be reasonable under current circumstances.

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and judgments that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Fair value of derivatives and other financial instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses judgments to select a variety of methods and to develop assumptions that are primarily based on the market conditions existing at each balance sheet date.

Transactions carried out by the Company involving financial derivatives are generally considered to be hedges.

The Company has continued with its strategy of avoiding speculative positions and to limiting exchange rate and interest rate risks.

The policy for hedging exchange rate risks is intended to ensure that foreseeable cash flows are not affected by changes in exchange rates. Accordingly, hedges are used for the following transactions:

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•
Multi-currency projects involving planned or pending transactions. These are understood to be those in which payments made or received are not denominated in the same currency. The purpose of the hedges for these transactions is to ensure that the profit on the transaction (difference between payments made and received) is not affected by exchange rate fluctuations.

•
Profits obtained by foreign subsidiaries and dividends or refunds of capital that are expected to be received from those subsidiaries. The objective in this case is to obtain hedges for cash flows that are expected to take place in the short or medium term.

3.4. Grouping of items

For clarity, the balance sheet is presented in a summarized form. When appropriate, an analysis is provided in the relevant notes to the balance sheet.

4.      MEASUREMENT POLICIES

The main measurement policies used by the Company when preparing the Balance Sheet are as follows:

4.1. Intangible assets

“Intangible assets” on the accompanying balance sheet at 30 April 2009 are initially recognized at their acquisition price or production cost, including capitalizable financial expenses, and are subsequently measured at cost less accumulated amortization and any impairment losses. Intangible assets with a definite useful life are amortized on a straight-line basis over their useful life up to a maximum of 3 years.

The intangible assets recorded by the Company relate to computer applications. Software licenses acquired from third parties are capitalized on the basis of the costs incurred in their acquisition and preparation for the use of the specific program.

4.2. Property, plant and equipment

The assets included in this heading of the Balance Sheet at 30 April 2009 are carried at acquisition price or production cost, less any provisions and depreciation charged.

Own work capitalized is measured, for each investment, by adding to the price of the materials used the direct or indirect costs attributable to the investment.

Upkeep and maintenance expenses for property, plant and equipment are recorded under expenses in the period incurred.

Work performed by the Company on its own assets is stated at actual cost.

Costs relating to extensions, modernization or improvements which increase productivity or extend the useful lives of the assets are capitalized as an increase in the cost of the assets concerned.

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Depreciation of property, plant and equipment

The Company depreciates its property, plant and equipment on a straight-line basis distributing the amortizable cost of assets over their estimated useful lives, in accordance with the effective depreciation arising due to wear and tear.
The property, plant and equipment that the Company records consists of furniture and data processing equipment whose useful lives are 10 and 3 years, respectively.

4.3. Non-current assets held for sale

 A company classifies a non--current assets as being held-for-sale if its book value will essentially be recovered through its sale instead of through continued use, provided that the following requirements are met:

a) The asset must be available in its current state for immediate sale, subject to the usual and habitual terms of sale; and

b) Its sale must be highly likely because the following circumstances are in place:

b.1) The company must be committed to a plan to sell the asset and have started a program to find a buyer and fulfill the plan.

b.2) The sale of the asset must be actively negotiated at an adequate price with respect to its present fair value.

b.3) The sale is expected to be completed within one year following the date on which the asset is classified as held-for-sale, unless due to events or circumstances outside of the company's control the sale period must be lengthened and there is sufficient evidence that the company continues to be committed to its plan to dispose of the asset.

b.4) The actions taken to fulfill the plan indicate that it is unlikely that there will be substantial changes in the plan or that it will be withdrawn.

Non-current assets held-for-sale will be stated at the lower of the following two amounts at the time of classification under this category: their book value and their fair value less selling costs. The Company has reclassified the carrying value of the investments in Cintra Chile, Ltd. and subsidiaries, and Cintra Aparcamientos, S.A. subsidiaries as non-current assets held-for-sale.

4.4. Financial assets

4.4.1. Investments held to maturity, loans and receivables:

Investments held to maturity, loans granted and receivables are initially recognized at fair value, less attributable costs, and subsequently at amortized cost, recording the interest accrued based on the effective interest rate. The effective interest rate is the discount rate that brings the initial price of the financial instrument exactly into line with all its estimated cash flows to maturity.

Notwithstanding the above, loans for commercial operations maturing within one year are stated; both at the time of initial recognition as well as subsequently, at their nominal value provided that the effect of not restating flows is not significant.

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At least at the end of the period value adjustments are made as necessary for impairment losses if there is objective evidence that not all amounts due will be collected. The amount of the impairment loss is the difference between the book value of the asset and the present value of estimated future cash flows, discounted at the effective interest rate in place at the time of initial recognition. Value corrections, as well as their reversal, are recognized in the income statement. The amount of the provision is the difference between the carrying value of the asset and the present value of  estimated future cash flows, discounted at the effective interest rate.

Financial assets are written off the balance sheet when the risks and rewards of ownership of the assets are substantially transferred. In the specific case of accounts receivable, the understanding is that this takes place in general when the risks of insolvency and default have been transferred.

4.4.2. Investments in the equity of group, multigroup and associated companies

These items are stated at cost less any accumulated amount relating to impairment corrections. However, when there is an investment prior to being classified as a group, multigroup or associated company the carrying value before being so classified is considered to be a part of the investment cost. The prior measurement adjustments that are directly recorded under equity are maintained there until written off.

If there is objective evidence that the carrying value cannot be recovered, the appropriate adjustments will be made in the amount of the difference between the book value and the recoverable amount, which is understood to be the higher of fair value less costs of sale and the present value of future cash flows deriving from the investment calculated either by estimating those expected to be received as a result of the distribution of dividends by the investee company and the disposal or elimination in the accounts of the investment in that company, either by estimating the share in the cash flows that are expected to be generated by the investee company from both ordinary activities as well as its disposal or elimination from the accounts.

Unless better evidence of the recoverable amount from investments is available, the estimate of the impairment of this type of assets will take into consideration the equity of the investee company as adjusted by any tacit capital gains existing at the measurement date. The measurement adjustment and, if appropriate, its reversal, is recorded in the income statement in which this operation takes place.

4.5. Financial derivatives

Derivatives are initially measured at market value on the contract date. Subsequent changes to fair value are also recognized at each balance sheet close. The recognition of resulting gains or losses on derivatives depends on whether the instrument is or is not a designated hedge and, if applicable, on the type of hedge. The various rates are as follows:

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Cash flow hedge:

A cash flow hedge covers exposure to highly probable future transactions and changes in cash flows. The gain or loss on the ineffective portion of the hedging instrument is recognized in the consolidated income statement while the effective portion is recognized directly under equity in the consolidated balance sheet. The amount deferred in equity is not recognized in the income statement until the gain or loss of the hedging transaction is recognized in the income statement or until the transactions mature. The amount in question is recognized in the same results caption as the hedged item.

Finally, should the hedge become ineffective, the amount recognized in equity to date is taken to the income statement on a proportionate basis during the term of the derivative contract.

4.6. Cash and cash equivalents

Cash and cash equivalents include petty cash, demand deposits at credit institutions and other short-term, highly-liquid investments that initially mature within three months.

4.7. Equity

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are presented under equity as a deduction, net of taxes.

Acquisitions of the parent company’s treasury shares, in the amount paid, including attributable related costs, are deducted in equity. When treasury shares are sold or reissued, any amount received is taken to equity, net of costs.

4.8. Provisions and contingent liabilities

The Group recognises a provision for a commitment or obligation vis-à-vis a third party that meets the following requirements: It is a present obligation (legal or implicit) arising from past events, the settlement of which is expected to result in an outflow of funds and the amount or timing of which are not known for certain but can be reliably estimated.

Provisions are stated at the present value of the payments that are expected to be necessary to settle the obligation using a pre-tax rate that reflects an evaluation of the current market, the current value of money and the specific risks of the obligation. Adjustments to the provision deriving from restatements are recognized as a financial expense as they accrue.
Provisions maturing in one year or less with no significant financial effect are not discounted.

Contingent liabilities are considered to be potential liabilities deriving from past events, the existence of which are subject to the occurrence of one or more future events that lie outside the control of the Company. These contingent liabilities are not recorded in the accounts but are described in the notes presenting the financial statements Note 4.16).

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4.9. Provisions for pensions and similar obligations

The Company does not have any pension plans or similar obligations.

In accordance with current employment legislation, the Company is required to pay indemnities to employees who, under certain conditions, are dismissed from the Company. The Company considers a significant payment of this type will not take place in the future.

4.10. Financial liabilities

4.10.1. Borrowings and payables

These liabilities are initially carried at fair value net of transaction costs and subsequently remeasured at amortised cost using the effective interest method. The effective interest rate is the discount rate that brings the expected flow of future payments to the liability’s maturity exactly into line with the initial amount received. In the event that the effective interest rate is initially considered to be different from the market interest rate, the liability is measured based on the present value of future flows at the market rate, in the case of interest-bearing loans. Where no effective interest rate is specified, the flows are also measured at the market interest rate.

In the event of the renegotiation of existing debts, the financial liability is not deemed to change significantly when the lender of the new loan is the same as the initial lender and the present value of cash flows, including origination and arrangement costs, applying the effective interest method, is not more than 10% higher or lower than the present value of future cash flows pending payment on the original liability calculated using the same method.

4.10.2. Financial liabilities at fair value through changes in profit or loss:

Financial liabilities at fair value through profit or loss are considered to be all those liabilities held for trading that are issued with the intention of being required in the short-term or which form part of an identified securities portfolio that is jointly managed to obtain short-term profits, as well as financial liabilities designated by the Company at initial recognition to be included under this category as it provides more relevant information. Derivatives are also classified as held for trading provided that they do not consist of a financial guarantee and have not been designated as hedging instruments.

These financial liabilities are measured, both initially and subsequently, at fair value and any changes affecting this value are taken to the income statement for the year. Costs that are directly attributable to the issue are recognized in the income statement for the year.

4.11. Income tax and deferred taxes

Corporate income tax income or expense is the amount accruing in this respect during the year and includes both current tax income or expense and deferred taxes.

Both current and deferred tax income and expense is recorded in the income statement. However, equity records the tax effect relating to items that are recorded directly under equity.

Deferred tax assets and liabilities are stated at the amounts that are expected to be paid to or recovered from tax authorities, in accordance with current or approved legislation at the date these accounts were approved.

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Deferred income tax is calculated, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts. However, if the deferred taxes arise from the initial recognition of an asset or liability on a transaction other than a business combination that at the time of the transaction has no effect on book profits or the tax base the tax gain or loss is not accounted for. The deferred tax is determined by applying legislation and the tax rates approved or about to be approved at the balance sheet date and which are expected to be applied when the corresponding deferred tax asset is realized or the deferred tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be offset.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and combined businesses except where the timing of the reversal of the temporary differences is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

4.12.  Conversion of transactions denominated in foreign currency

The conversion of the transactions carried out by the company in a currency other than its functional currency (euro) takes place through the application of the exchange rate in force at the time each transaction takes place or the year-end exchange rate in the event of active balances at the date this Balance Sheet was prepared.

Foreign currency gains and losses resulting from the settlement of transactions and translation at the year- end exchange rates of monetary assets and liabilities denominated in foreign currency, are recognized in the income statement, unless they are deferred in equity as qualified cash flow hedges and qualified net investment hedges.

4.13. Stock option plans

The Company operates a share-based payment plan. The Company recognizes employee services received in exchange for the granting of an option as an expense at the time the right is obtained, and through the relevant increase in equity. The total amount that will be expensed during the accrual period is based on the fair value of the options granted.

Stock option plans are measured at fair value when the options are initially granted, based on an improved binomial model that accounts for the strike price, volatility, exercise period, expected dividends, risk-free interest rate and the assumptions made to incorporate the effects of expected early exercise. The initial value is not subsequently reassessed. This value is recognized in staff expenses in proportion to the stipulated period of time during which the employed must remain at the company, with a balancing entry in liabilities.

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4.14. Accounting estimates and judgments

In the Balance Sheet at 30 April 2009, estimates made by the Directors have been used to measure certain assets, liabilities, income, expenses and commitments. The following estimates have been used:

-	Useful lives of property, plant and equipment and intangible assets
-	Measurement of stock options
-	Assessment of possible legal and tax contingencies

4.15. Related-party transactions.

In general, transactions between group companies are recorded initially at their fair value. If appropriate, when the agreed price differs from the fair value the difference is recorded in accordance with the financial reality of the transaction. The subsequent valuation is applied in accordance with the provisions of the relevant rules.

4.16. Financial risk management.

a)      Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on uncertainty in financial markets and seeks to minimize the potential adverse impact on its financial profitability. The Company uses derivative financial instruments to hedge certain risk exposures.

Risk management is controlled by the Company’s Treasury Department which identifies, evaluates and hedges against financial risks in accordance with established policies.

Among the financial risks to which the company is exposed, are those deriving from the guarantees and pledges that are necessary to carry out its activity.

At 30 April 2009 the Company records bank guarantees provided to third parties and guarantees for other Group companies in order to carry out their activities.

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At 30 April 2009, Cintra has provided guarantees to third parties to cover potential risks. Details of these guarantees, based on the institutions providing them, are as follows:

Institution	Currency	Thousand	Thousand euros	Guarantee limits
	UF(*)	350	9,565
	USD	61,106	61,106
SANTANDER			70,671	70,671
	UF	366	9,989
	USD	83,900	63,517
	EUR	27,075	27,075
BBVA			100,581	125,000
	USD	13,750	10,410
FORTIS			10,410	30,000
	UF	17	451
	EUR	81,793	81,793
POPULAR			82,244	85,000
Total			263,906	310,671
(*) UF: Currency Unit (Chile)

On 24 June 2009 the Company has obtained two new guarantees, one from Banco Espirito Santo for €35,000k and another from Bancaja for €2,250k.

At 30 April 2009 guarantees classified in accordance with their purpose are as follows:

Item	Institution	Thousand euros
Collipulli- Temuco	BBVA	5,464
Santiago Talca	B. Santander	6,342
Talca Chillan	BBVA	4,524
Temuco Rio Bueno	B. Santander	5,464
Autopista del Maipo	Banco Popular	4,711
Nea Odos	Banco Popular	44,802
Nea Odos	BBVA	26,672
Central Greece	Banco Popular	30,731
Central Greece	B. Santander	26,672
Scut Azores (1)	B. Santander	27,707
Autopista Madrid Levante	BBVA	11
Autopista Alcala- O´donell	SCH	4,074
Total Concessions		187,174
North Tarrant	BBVA	42,585
LBJ	BBVA	20,819
LBJ	FORTIS	10,410
Algarve Litoral	Banco Popular	2,000
Total Bids		75,814
Other		918
Total Guarantees		263,906
(1)   Guarantee obtained by Cintra which is subdivided into a further two guarantees, the first totaling €27,606k and another for  Ferrovial Agromán, S.A., in the amount of €101k, a company that participates in Euroscut Azores.

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The expenses incurred up to April 2009 for the guarantees described above totaled €256k and the average interest rate applied to the financial guarantees (for concessions) totaled 0.05% per quarter and for technical guarantees (for bids) totaled 0.03% per quarter.

The guarantees presented for bids, totaling €75,814k, are mandatory in these processes as they guarantee the presentation of the bid by the Company. Guarantees are also presented for the payment of rights and to supplement obligations, as is established in the various concession agreements involving investee companies, totaling €187,174k. These guarantees are in place to guarantee subsequent construction and operation by the concessionaire companies.

The Company believes that unforeseen liabilities at 30 April 2009 that could derive from any guarantees that have been presented would not be significant.

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At 30 April 2009 Cintra has furnished guarantees as the parent company in connection with the following projects:

Project	Purpose	Term	Amount
Talca-Chillán (Chile)	Increase in construction Costs	Term of the debt	Amount of departure above 10% of base case
	Increase in operating costs	Term of the debt	Amount of departure above 6.5% of base case
	Increase in ordinary maintenance costs	Term of the debt	Amount of departure above 10% of base case
	Increase in extraordinary maintenance costs	Term of the debt	Amount of departure above 10% of base case
	Increase in financial costs (interest rates)	Term of the debt	Amount of departure above 10% of base case
Santiago Talca (Chile)	Guarantee of completion of construction work (by 31-12-2011)	Definitive delivery	Amount for completing the work and eventually the amount of the debt.
Norte Litoral (Portugal)	Excess cost of expropriations, base case	Expropriation period	Amount of departure above agreed limit
Radial 4 (Spain)	Debt servicing and refinancing	Term of the debt	Limited to the amount of interest and refinancing, 23 M€.
Ocaña-La Roda (Spain)	Debt servicing	Term of the debt	Amount of cash shortfall, limited to €6.4M (100%)
Azores (Portugal)	Art 35 of the Commercial Companies Act (cause for dissolution due to reduction of equity)	To 2017	Limited to 11.4 M€ (100%)

SH 130 (USA)	Excess expropriation costs	Expropriation period	Limited to 35 M USD (100%)
	Cash shortfall	First 5 years of operation	Limited to 30 M USD (100%)
Autema (Spain)	Intra-group loan for concession refinancing	Up to 15/01/2010	Limited to 434.66 M€ (100%)
Loan repayable in cash or shares in Autema to Inversora de Autopistas de Cataluña, S.L

As the parent company, Cintra has pledged shares in some of its investee companies. In general, the concession company debts include a package of guarantees for lenders comprising asset pledges (receivables under insurance policies, current accounts, receivables under the concession contract, etc.) and, in some cases, the pledge of shares in the concessionaire company is included as a guarantee.

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The following is noted with respect to the status of expropriations at 30 April 2009 involving some Cintra Group companies:

In 2008 these companies recognized an increase in the value of expropriations. The amount of the expropriations is estimated based on the rulings from the relevant Expropriation Jury, by directly applying the amount stated in the ruling, if applicable. Where no amount is stated, the amount stated in similar cases is used and adjustments are made, if appropriate, to account for specific circumstances. Estimated accrued interest is also taken into consideration.

During 2008, the Supreme Court sent notice of rulings relating to the valuation of land in toll road expropriations in the Madrid region.

In general, with respect to the land expropriated to build the radial toll roads, the rulings state that the land must be valued based on its classification and, therefore, that non-building land must be valued as such rather than under the general system. However, the rulings significantly raise the value of non-building land initially envisaged. Moreover, as regards the land expropriated to execute the M-45 ring road in Madrid, the Supreme Court has stated that the land expropriated forms part of a general system and must therefore be valued as building land, irrespective of the specific classification of that land. The value of the non-building land, in particular, is therefore considerably higher than initially envisaged. It is reasonable to assume that this approach is also applicable to the land required for the Madrid M-50 ring road, in accordance with the stance already adopted by the Madrid High Court.

In any event, the Company considers that the concession companies in Madrid will reasonably be entitled to receive indemnities to restore the financial balance of the concession.

On 2 June 2009 Autopista Alcalá O’Donnell, presented to the Madrid Regional Transportation and Infrastructure Office within application to terminate the concession agreement, based on the modification of the construction budget exceeding 20% of the original budget as a result of modifications made to the project by the granting authority. The case file is currently suspended while the Company negotiates alternatives to continue executing the agreement. In any event, the termination of the agreement due to the reason behind the application will not cause any harm to the concessionaire company which, due to express legislation, will maintain the right to recover all investments made plus associated costs incurred.

In addition, other companies pertaining to Cintra group are defendants in several lawsuits and the effect of that legal action on the accompanying financial statements should not be significant.

Market risk: Foreign exchange  risk

The Company operates internationally and is therefore exposed to foreign exchange risk arising from currency transactions, primarily with respect to the US dollar, Canadian dollar, Chilean peso and Polish zloty. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

Management has established a risk management policy governing exchange rates applicable to its functional currency. To manage exchange rate risk deriving from future commercial transactions and recognized assets and liabilities, term contracts are used as negotiated by the Treasury Department. Foreign exchange risk arises when future commercial transactions, recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency.

The Company has several investments in foreign operations, whose net assets are exposed to foreign currency risks. The exchange risk on the net assets of the Group’s foreign operations is mainly managed through

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borrowings denominated in the relevant foreign currency.

During the period several euro-Canadian dollar exchange rate hedges have been obtained to cover dividends from the 407 motorway ETR Concession Company. At 30 April 2009 there are no hedged amounts.

Market risk: Credit risk

Credit risk is managed by groups. Credit risk derives from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as wholesale and retail customers, including outstanding receivables and transaction commitments. Only banks and financial institutions with a minimum independent rating of “A” are accepted.

Market risk: Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Given the dynamic nature of the underlying businesses, the Company's Treasury Department has the objective of maintaining flexible financing through available credit facilities.

Management monitors liquidity reserve projections for the Company (which includes credit availability (Note 12 and 14) and cash and cash equivalents (Note 10) based on expected cash flows.

b)	Fair value estimation

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses a variety of methods and develops assumptions that are based on market conditions existing at each balance sheet date. For long-term debt market prices or agent quotation prices are used. Other techniques, such as estimated discounted cash flows, are used to determine fair value for other financial instruments. The fair value of forward foreign exchange contracts is determined using listed forward exchange market rates at the balance sheet date.

The carrying value of trade receivables and payables is assumed to approximate their fair value. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Company for similar financial instruments.

4.17. Environmental policy

Given the activity in which the Company is involved, they have no environmental liabilities, expenses, assets, provisions or contingencies that could be significant with respect to its equity, financial situation and results. For this reason no specific breakdowns are provided in these Notes regarding environmental information.

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5.      INTANGIBLE ASSETS

The composition and movements under intangible assets at 30 April 2009 are as follows:

Thousand euros
Intangible assets	Balance at 01.01.09	Additions	Disposals	Balance at 30.04.09
Investment in computer software	88	0	0	88
Amortization of computer software	-84	-1	0	-85
Total computer software	4	-1	0	3

Total intangible assets	4	-1	0	3

At 30 April 2009 no adjustments for the impairment of any intangible asset has been recognized or reversed.

At 31 December 2009 fully amortized intangible assets with a carrying value of €75k are still in use. In 2009 there were no disposals.

6.      PROPERTY, PLANT AND EQUIPMENT

The composition and movements under property, plant and equipment at 30 April 2009 are as follows:

Thousand euros
Property, plant and equipment	Balance at 1/1/09	Additions	Disposals	Balance at 30/04/09
Furnishings	2,060	4	0	2,064
Depreciation of furniture	-310	-57	0	-367
Total Furnishings	1,750	-53	0	1,697
Data-processing equipment	439	17	0	456
Depreciation of data processing equipment	-286	-39	0	-325
Total data processing equipment	153	-22	0	131

Total property, plant and equipment	1,902	-75	0	1,827

At 30 April 2009 no adjustments for the impairment of any property, plant and equipment has been recognized or reversed.

At 30 April 2009 data processing equipment with an original cost of €135k is fully depreciated and still in use.

At 30 April 2009 furniture with an original cost of €7k is fully depreciated and still in use.

The Company has taken out a number of insurance policies to cover risks relating to tangible fixed assets. The coverage provided by these policies is considered to be sufficient.

At the balance sheet date no interest or exchange differences have been capitalized.

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No property, plant and equipment is linked to guarantees, there are no subsidies relating to assets not subject to reversal and there are no assets not involved in operations.

7.    EQUITY INSTRUMENTS IN GROUP AND ASSOCIATED COMPANIES

At 30 April 2009 movements in this heading break down as follows:

Thousand euros
Equity instruments in group and associated companies	Balance at 1/01/09	Additions	Disposals	Balance at 30/04/09
Equity instruments	1,104,000	9,712	-1,742	1,111,970
Measurement adjustments	-5,860	0	2,463	-3,397
Total equity instruments	1,098,140	9,712	721	1,108,573

At 30 April 2009 shareholdings in group companies are as follows:

Companies	Thousand euros
	Investment	Provision	Payments pending	Net carrying value
Autopista del Sol, S.A.	187,734		-957	186,777
Autopista Terrasa-Manresa, S.A.	43,939			43,939
Autopista Trados-45, S.A.	12,535			12,535
Inversora de Autopistas del Sur, S.L.	177,041			177,041
Inversora Autopistas de Levante, S.L.	47,838			47,838
Autopista de Toronto, S.L.	9,265			9,265
407 Toronto Highway BV	369,126			369,126
Algarve International BV	14			14
Euroscut Norte Litoral, S.A.	76,103			76,103
Euroscut Algarve, S.A.	35,312			35,312
Euroscut Açores, S.A.	30,544			30,544
Autostrada Poludnie, S.A.	12,506			12,506
Laertida, S.L.	7,060			7,060
Cintra Autopistas Integradas, S.A.	5,060	-4,397		663
Eurolink Motorway	2,805			2,805
Financinfrastructures Ltd	64,580			64,580
Nea Odos Concession, S.A.	19,287			19,287
Central Greece Motorway Concession	13,171			13,171
Cintra Inversora de Autopistas Cataluña S.L.	6			6
Total Net Carrying Cost	1,113,927	-4,397	-957	1,108,573

Measurement adjustments involving investments in the equity of group and associated companies have been calculated and recognized in accordance with the policies established under Section 3 of the Accounting Policies.

The main transactions carried out up to 30 April 2009 are as follows:

-	Euroscut Azores, S.A. increased share capital by €6,356k, €3,017k in January 2009 and €3,339k in April 2009.

-	In March 2009 Inversora Autopistas del Sur, S.L. increased capital by €3,355k.

-
In February 2009 the company Autoestrada per la Lombardia, SPA, was liquidated and the shareholding in the amount of €6,800k, pending payments totaling €5,100 and provisions amounting to €1,463k were eliminated.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

Appendix I presents details regarding all subsidiaries and associated companies in which the Company participates either directly or through some other group company, indicating their activity, domicile and the shareholding held.

The following table presents details as to the carrying cost and the main components of the equity (not audited for the period covered by these explanatory notes) of the companies in which the company holds a direct interest at 30 April 2009 (Thousand euros):

Thousand euros
Companies (1)	Net carrying value	Capital	Other equity	Net profit for the period	Total equity

Autopista del Sol, S.A.	186,777	141,862	17,396	454	159,712
Autopista Terrasa–Manresa, S.A.	43,939	83,411	62,129	7,575	153,115
Autopista Trados-45, S.A.	12,535	25,069	36,087	2,660	63,816
Inversora de Autopistas del Sur, S.L.	177,041	44,184	99,405	-6,131	137,458
Inversora Autopistas de Levante, S.L.	47,838	67,918	-36,210	-5,558	26,150
Autopista de Toronto, S.L.	9,265	9,265	2,216	65	11,546
Laertida, S.L. (1)	7,060	103	4,919	-449	4,573
Cintra Autopistas Integradas, S.A. (2)	663	5,060	-4,397	-628	35
Cintra Inversora de Autopistas Cataluña S.L. (1)	6	6	-73,352	-5,180	-78,526
407 Toronto Highway BV	369,126	18	49,388	32,261	81,667
Algarve International BV	14	18	3,242	176	3,436
Euroscut Norte Litoral, S.A.	76,103	100,757	24,728	222	125,707
Euroscut Algarve, S.A.	35,312	45,266	7,023	-165	52,124
Euroscut Açores, S.A.	30,544	33,835	-11	-2	33,822
Autostrada Poludnie, S.A.	12,506	11,280	1,981	101	13,362
Eurolink Motorway	2,805	4,250	-14,669	-241	-10,660
Financinfrastructures Ltd	64,580	64,580	3,071	281	67,932
Nea Odos Concession, S.A.	19,287	57,851	54,005	0	111,856
Central Greece Motorway Concession	13,171	39,504	73,814	0	113,318

Total	1,108,573
(1)	Unaudited data
(2)	Cintra has granted a participating loan to these companies to restore their financial positions, see note 11.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

A summary at 30 April 2009 of the motorway concessions operated by the various investee companies is as follows:

Motorway	%(1)	Investment managed (M€)	Length (Km)	Concession term	Remaining years	Toll type	Location	Date opened
Canada
407 ETR	53,23%	242,8	108,0	1999-2098	89	Actual / Closed	O	May 1999
USA
Chicago Skyway	55,00%	234,7	12,5	2005-2104	95	Actual / Closed	O	January 2005
Indiana Toll Road	50,00%	251,9	252,6	2006-2081	72	Actual / Both	O	June 2006
SH 130	65,00%	54,7	64,0	2007-2062	55	Actual / Open	C	-
Spain
Ausol I	80,00%	187,7	82,7	1996-2046	37	Actual / Open	O	June 1999
Ausol II	80,00%		22,5	1999-2054	45	Actual / Open	O	August 2002
Autema	76,28%	43,9	48,3	1986-2036	27	Actual / Open	O	June 1989
M-45	50,00%	12,5	14,5	1998-2029	20	Shadow	O	March 2002
Radial-4	55,00%	172,3	97,2	2000-2065	56	Actual / Open	O	April 2004
Madrid-Levante	52,19%	47,8	182,8	2004-2040	31	Actual / Closed	O	July 2006
Ausol I	80,00%	187,7	82,7	1996-2046	37	Actual / Open	O	June 1999
M-203	100,00%	64,8	12,3	2005-2035(2)	26	Real / Cerrado	C	-
Chile (*)
Santiago-Talca	100,00%	98,0	265,0	1999-2024(3)	15	Real / Abierto	O	October 2001
Talca-Chillán	67,61%	39,4	193,3	1996-2015(3)	6	Actual / Open	O	October 1999
Collipulli-Temuco	100,00%	70,7	144,0	1999-2024(3)	15	Actual / Open	O	June 2001
Temuco-Río Bueno	75,00%	15,9	171,0	1998-2023	14	Actual / Open	O	September 2001
Santiago-Talca	100,00%	98,0	265,0	1999-2024 (3)	15	Real / Abierto	O	October 2001
Chillán-Collipulli	100,00%	43,3	160,0	1998-2021	14	Real / Abierto	O	June 2003
Portugal
Algarve	77,00%	35,3	129,8	2000-2030	21	Shadow	O	January 2004
Norte-Litoral	75,53%	76,1	119,0	2001-2031	22	Shadow	O	February 2006
Azores	89,00%	24,2	93,7	2006-2036	30	Shadow	C	-
Ireland
M4-M6	66,00%	25,2	36,0	2003-2033	24	Real / Abierto	O	December 2005
M3	95,00%	37,1	50,0	2007-2052	45	Real / Abierto	C	-
Greece
Central Greece	33,34%	13,2	231,0	2006-2036	30	Real / Abierto	-	-
Ionian Roads	33,34%	19,3	379,5	2006-2036	30	Real / Mixto	Both	-
TOTAL		1,811 M€	2,870 Km

O: Operating  C: Under construction
(1) Direct and indirect shareholding held by CINTRA.
(2) May be extended for an additional year based on accident rates
(3) Extended or reduced in accordance with the MDI.

(*) If the investment and length of the motorways managed in Chile are not taken into account with the consideration that they relate to a non-current asset held-for-sale, the total investment managed would be €1,544k and the total length would amount to 1,937 km.

In addition the Company has been awarded three concessions that are currently being negotiated: Toll motorway A1 in Poland (179 km  and a 35 year concession) , North Tarrant Express in Texas USA (21 km of motorway and a 52 year concession)  and LBJ Infrastructure Group, also located in Texas USA (27 km of motorway and a 52 year concession).

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The summary at 30 April 2009 of the parking concessions that are operated by various investee companies, whose investments have been reclassified as held-for-sale, is as follows:

Activity	Country	Spaces	Status
ORA	Spain	149,110	O
Maintenance	Spain	10,063	O
	Andorra	825	O
	U.K	28,363	Management
	Spain	53,632	C-O
	Spain	32,124	Management
Rotation		114,944
Residents		27,008	O
Total		301,125
C: Construction    O: In Operation

8.      NON-CURRENT ASSETS HELD-FOR-SALE

The investments relating to the companies pertaining to Cintra Aparcamientos, S.A. and Cintra Chile, Ltda.  were presented in 2008 as held-for-sale, in accordance with the Board's approval to start a specific divestment plan. Both transactions are expected to be completed in 2009. At 30 April 2009 they continue to be presented in the same manner since the circumstances have not changed.

The breakdown of the investments held-for-sale during the period is as follows:

Thousand euros
Companies	Net carrying value	Capital	Other equity	Net profit for the period	Total equity

Cintra Chile, Ltda. (1)	304,912	321,775	186,290	17,249	525,314
Cintra Aparcamientos, S.A. (1)	62,568	67,701	51,274	21,804	140,779

Total	367,480

At 30 April the Company does not record any provisions or outstanding payments regarding these shareholdings.

The market value less selling costs is higher than the cost of Cintra’s shareholding in those companies.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

In addition, at 30 April 2009 Cintra, S.A. records other asset and liability items with both companies that have not been reclassified as Non-current assets held-for-sale, as follows:

	Thousand euros
Companies	Short-term loans	Short-term borrowings	Suppliers	Trade receivables
Cintra Aparcamientos. S.A.	113,116	0	-107	1,662
Balsol, S.A.	0	9	0	0
Dornier, S.A.	0	52	0	10
Femet, S.A.	91	10	0	0
Cintra Chile Limitada	1	0	-1	260
Ruta de los Ríos	0	0	0	35
Ruta de la Araucania	0	0	0	109
Autopista del Maipo, S.A.	0	0	0	112
Balance of assets held-for-sale	113,208	71	-108	2,188

9.      DERIVATIVES

The breakdown of hedges and their fair values at 30 April 2009, as well as the maturity dates for the associated notional amounts, is as follows:

Thousand euros		Notional maturities
Instrument type	Fair value at 30/04/09	31/12/09	31/12/10	31/12/11	31/12/12	31/12/13 and subsequent	TOTAL
Equity swaps	-28,613	922	1,868	13,220	3,567	24,411	43,988
Total liability balances	-28,613	922	1,868	13,220	3,567	24,411	43,988

Total financial hedges	-28,613	922	1,868	13,220	3,567	24,411	43,988

The notional maturities stated in this table include all amounts contracted at 30 April 2009. Accordingly, maturities are presented as positive amounts and future increases already contracted are presented as negative amounts.

Description of the main hedging transactions and their impact on results and equity

The explanation for the change in the fair value of financial hedges at 30 April 2009, as well as the main characteristics of the derivatives obtained by the Company, are as follows:

Thousand euros	Fair value			Impact on the Balance Sheet			Impact on the Income Statement

Instrument type	Balance at 30.04.09	Balance at 01.01.09	Change	Impact on reserves	Differences on exchange	Other effects	Fair value	Other effects	TOTAL
Equity swaps	-28,613	-26,700	-1,913	0	0	0	-1,913		-1,913
Euro forward sale	0	1,760	1,760	-1,760	0	0	0	0	-1,760

Total financial hedges	-28,613	-24,940	-153	-1,760	0	0	-1,913	0	-3,673

Equity Swaps include the financial swap contracts that the Group obtains for the exclusive purpose of hedging the financial impact of stock option plans. These contracts are not recorded in accordance with hedge accounting.

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Equity Swaps include the financial swap contracts that the Group obtains for the exclusive purpose of hedging the financial impact of stock option plans. These contracts are not recorded in accordance with hedge accounting.

Due to the fall in the price of shares, during the period an impairment loss totaling €1,914k was recorded for the options.

In 2009 the euro-Canadian dollar exchange rate hedges that were pending at 31 December 2008 (€1,760k) have been realized.

10.     CASH AND CASH EQUIVALENTS

The balance of active cash deposits at 30 April 2009 recorded by the Company, as well as accrued interest yet to be collected at that date, is as follows:

Thousand euros
30/04/09
Cash	148
Other cash equivalents	398,356
Total	398,504

The Company uses short-term instruments, usually maturing on a weekly basis, to place cash surpluses.

The policy for placing surpluses is based on the Company's diversification policy for risk, liquidity and investment asset quality, and also to take advantage of the interest income.

The breakdown of cash deposits at 30 April 2009 is as follows:

Thousand euros
Entity	Deposited	Maturity date	Interest rate	Principal
CAJA MADRID	20/04/09	4/05/09	0.950%	60,723
SABADELL	27/04/09	11/05/09	1.050%	30,325
POPULAR	21/04/09	4/05/09	0.940%	59,587
LA CAIXA	27/04/09	18/05/09	1.000%	81,024
BBVA	30/04/09	4/05/09	0.400%	2,700
BBVA	27/04/09	4/05/09	0.550%	84,300
BANESTO	27/04/09	4/05/09	0.900%	79,729
Total				398,388

The average cash balance during the period totaled €374,993k, the average interest rate was 1.4% and the interest generated at 30 April 2009 amounted to €1,767k.

At 30 April 2009 22% of cash surpluses have been placed in government debt (with an AA+ rating) and the rest are in bank products (promissory notes and euro deposits) for which the rating of the banks concerned was not lower than AA-.

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11.     LOANS AND RECEIVABLES

At 30 April 2009 loans and receivables are as follows.

Thousand euros
30/04/09
Long-term loans and receivables:
Loans to group companies	1,485
- Long term loans to personnel	179
Total long-term	1,664
Short-term loans and receivables:
- Loans to group companies	819,850
- Trade receivables	1,397
- Receivables from Group companies	9,333
- Sundry receivables	21
- Personnel	57
- Short-term accrual accounts	114
Total short-term	830,772
Total	832,436

11.1.  LONG-TERM LOANS TO PERSONNEL

The balance of €179k reflects loans to personnel that are granted for 3 years on average, and bear an average interest rate of 1.5%.

11.2.  SHORT AND LONG-TERM LOANS TO GROUP COMPANIES

The breakdown of the balances recorded by the Company with Group companies at the Balance Sheet date is as follows:

	Thousand euros
Companies	Short-term loans	Long term loans
Ferrovial Aeropuertos, S.A.	10	0
Total Ferrovial Group	10	0
Autopista Trados 45	5	0
M203 Alcalá O´Donell, S.A.	7	0
Cintra Inversora de Autopistas de Cataluña, S.L.	100,152	0
Inversora Madrid - Levante	0	1,485
Autopista Madrid-Levante, C.E.S.A.	36	0
Inversora de Autopistas del Sur, S.L.	7,719	0
Autopista Madrid Sur, C.E.S.A.	120	0
Autopista de Toronto, S.L.	577	0
Cintra Autopistas Integradas, S.A.	58,411	0
Laertida, S.L.	538,497	0
407 Toronto Highway BV.	276	0
Skyway Concession Company	28	0
Cintra Texas Coporation	2	0
Cintra Developement, LLC	802	0
Cintra Chile Limitada (1)	1	0
Femet, S.A. (1)	91	0
Cintra Aparcamientos. S.A. (1)	113,116	0
Total Cintra Group	819,840	1,485
Total Group companies	819,850	1,485
(1) These investments have been classified as held-for-sale

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The breakdown of long and short-term loans to group and associated companies at 30 April 2009 is as follows:

Thousand euros

Company	Type of loan	Limit	Date granted/Renewed	Maturity date	Drawn down	Uncapitalized interest	Interest rate applied

Inversora Madrid Levante	Participating loan	55,374 (1)	29/10/08	29/10/13	1,485		50% surplus cash flow
Total long-term loans to Group companies					1,485
Cintra Autopistas Integradas, S.L.	Loan	70,000	31/12/08	31/12/09	53,070	0	EURIBOR 3M + 2%
Cintra Autopistas Integradas,S.L.	Participating loan	5,013	31/12/08	31/12/09	5,013	4	0.25%+ 20% s/FCF
Laertida, S.L.	Participating loan	537,598	31/12/08	31/12/09	537,598	637	0.25%+ 20% s/FCF
Laertida, S.L.	Loan	100,000	31/12/08	31/12/09	0	0	EURIBOR 3M + 2%
Cintra, Inversora de Autopistas de Cataluña, S.L.	Participating loan	98,436	2/06/08	31/12/09	98,436	1.709	EURIBOR - 1%
Cintra Developments	Loan	3,000	1/06/05	4/07/09	800	3	EURIBOR 3M + 2%
Cintra Aparcamientos, S.A.	Loan	180,000	7/02/05	7/02/10	110,361		EURIBOR 3M + 2%
Cintra Aparcamientos, S.A.	Loan	15,000	27/10/04	26/10/09	0	0	EURIBOR 3M + 0.4%
Other current accounts					12,219		4%
Total short-term loans to Group companies					817,497	2,353	819,850

The breakdown and movements at April 2009 are as follows:

•
On 30 July 2004, Ferrovial Infraestructuras, S.A. granted a participating loan to the company Inversora Madrid Levante for a maximum initial amount of €55,374k. According to the contract, as from the time at which Cintra becomes a shareholder it would assume the obligations held by Ferrovial Infraestructuras, S.A. on a joint and several basis. When Cintra was listed on the stock market this obligation was assumed. The first drawdown of the loan took place on 29 October 2008 and totaled €1,485k. The loan bears a variable interest rate of 50% of surplus cash flow. To date no interest has been accrued. This participating loan is subordinate to the company's senior credit agreement. No draw downs took place during this period. This limit was reduced at 30 April 2009, since the company Inversora Madrid Levante chose to increase capital over the past few years, such that the maximum limit of the participating loan at that date was €6,412k.

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•
In January 2009 Cintra decided to continue the financing through a €70,000k line of credit granted to Cintra Autopistas Integradas, S.A. to finance its operations and cash needs concerning the capital increase for  Autopista Alcalá O’Donnell. The line of credit is in place for one year and may be renewed for further one-year periods.  At 30 April 2009 the balance of debt, including the capitalization of interest, totals €53,070k (€52,283k in capital and €787k in interest). During the period draw downs totaled €375k. The line of credit bears interest at 3-month EURIBOR plus 2%, and the interest rate applied in April totaled 3.51%. Up until April 2009 €787k in interest has accrued.

•
In January 2009 Cintra granted a participating loan totaling €5,013k to Cintra Autopistas Integradas, S.A., which matures on 31 December 2009 and may be renewed for one-year periods. The interest rate that was agreed consists of a fixed rate of 0.25% per year and a variable rate consisting of 20% of free cash flows generated during the period by Cintra Autopistas Integradas, S.A. The sum of the two yields may not exceed the 1-year EURIBOR rate plus 3%. The interest accrued during the period totaled €4k.

•
On 1 January 2009 Cintra granted Laertida, S.L. a participating loan totaling €537,598k, which may be renewed for one-year periods. The loan bears a fixed yield consisting of 0.25% and a variable yield consisting of 20% of free cash flows generated during the period by the company. The sum of both yields cannot exceed the 1-year EURIBOR plus 3%. The interest accrued during the period totaled €637k.

•
At 1 January 2009 Cintra decided to continue the €100,000k line of credit granted to Laertida, S.L. The line of credit is in force for one-year, may be renewed for one-year periods and bears interest at 3-month EURIBOR plus 2%. No draw downs took place during this period.

•
On 7 May 2008 Cintra Inversora de Autopistas de Cataluña, S.L.U. (CINCA), obtained a syndicated loan from a group of financial institutions led by Banco Español de Crédito (Agent Bank) for a maximum of €725,000k. The Banks have agreed to grant the financing and provide Autopistas de Cataluña, S.L.U. (INCA)  and Autopista Terrasa Manresa, S.A. (through INCA) with the resources, consisting of intra-group loans, that are necessary for the Concessionaire Company to amortized the refinanced debt and INCA will grant Cintra and intra-group loans and also finance the Concessionaire Company's liquidity needs. On 7 May 2008 a participating loan was agreed by Cintra and CINCA for an initial amount of €93,000k and which began to fall due on 31 December 2008. It was automatically renewed at that date for one-year up until 31 December 2009 and will continue to automatically renew until the final day of the year in which it was renamed and for no longer than the date on which the Senior Loan Contract ends, which is expected to take place on 30 June 2035. The fixed interest rate is 1-year EURIBOR plus -1%. The variable interest-rate will consist of 40% of the financial income deriving from the loan granted to INCA. The sum of both interest rates may not exceed the 1-year EURIBOR plus 5%. The rate used at 30 April is 8.09%. The interest accrued during the period totaled €1,709k. The balance at 30 April totals €98,436k.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

•
In January 2009 the Company has decided to continue providing the €3,000k line of credit to Cintra Developments, LLC to cover cash needs. The line of credit is in place for one year and may be renewed for further one-year periods. The line of credit bears interest at a rate of EURIBOR plus 2%. Interest totaling €12k has accrued and €10k has been capitalized at the end of the first quarter.

•
As from 7 February 2005 Cintra has maintained a line of credit initially totaling €50,000k with Cintra Aparcamientos, S.A., which was subsequently modified on several occasions. The first modification took place on 4 July 2008 extending the limit to €120,000k. The second modification took place on 27 March 2009 and the limit was again extended to €180,000k.  Finally, on 25 May 2009, the final modifications of this line of credit to place consisting of a change in the margin applied to the interest rate to quarterly EURIBOR plus 2%, applicable retroactively to February 2009. The Line of credit falls due in one year and may be tacitly renewed on an annual basis up until 7 February 2010. The amount drawn down at 30 April 2009 totals €110,361k. This line of credit bears interest at quarterly EURIBOR plus 2%. Interest is capitalized on a quarterly basis. During the period interest totaling €1,563k accrued.

•
On 27 October 2004 Cintra granted a loan with an initial balance of €15,000k to Cintra Aparcamientos, S.A., and at the Balance Sheet date there are no draw downs. The loan falls due on an annual basis and may be renewed each year up to a maximum of five years. The loan bears interest at quarterly EURIBOR plus 0.4%.

•
The rest involves current accounts with group companies used to make and receive payments among those companies, and the balance bears an average interest rate of 4%. The most representative balances in these accounts relate to Cintra Aparcamientos, S.A. due to the collection of the outstanding part of 2008 consolidated corporate income tax (€2,373k)  and Inversora Madrid Sur, S.L. (€7,718k) due to the payment on behalf of the company of the Agent Bank’s commission relating to the refinancing of its debt.

•
In January 2005 the Company provided lines of credit totaling a maximum of €250k to the following group companies: Cintra US Corp, Cintra Skyway LLC and Cintra Texas Corp. These facilities were not renewed in 2009.

•	All the participating loans provided by the Company to its investee companies are considered to be book equity for the purposes of potential capital reductions and liquidations of companies.

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11.3.  TRADE RECEIVABLES

At 30 April 2009 trade receivables from group and related companies are as follows:

Thousand euros
Companies	Trade receivables
Grupo Ferrovial, S.A.	130
Ferrovial Infraestructuras, S.A.	321
Ferrovial Aeropuertos, S.A.	54
Ferrovial Agromán	190
Ferrovial Agromán USA	29
Ferrovial Servicios, S.A.	3
Cespa, S.A.	1
Total Ferrovial Group	728
Autopista del Sol, S.A.	321
Autopista Terrassa- Manresa, S.A.	168
Autopista Trados 45	82
M203 Alcalá O´Donell	45
Autopista Madrid-Levante, C.E.S.A.	80
Autopista Madrid Sur, C.E.S.A.	99
Inversora de Autopistas del Sur, S.L.	4
Cintra Sucursal Portugal	161
Euroscut Norte Litoral, S.A.	397
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	103
Euroscut Açores, S.A.	122
Eurolink Motorway Operation (M4 M6) Ltd.	198
Eurolink Motorway Operation (M3) Ltd.	143
Nea Odos, S.A.	1,526
Central Greece Motorway	16
407 Toronto Highway BV.	62
407 ETR Concesión Co	538
Skyway Concession Company	490
ITR Concession Company	778
SH 130Concession Company LLC.	85
Cintra Zachry, LP	28
Cintra Developement, LLC	971
Cintra Chile Limitada (1)	260
Ruta de los Ríos (1)	35
Ruta de la Araucania (1)	109
Autopista del Maipo, S.A. (1)	112
Cintra Aparcamientos. S.A. (1)	1,662
Dornier, S.A. (1)	10
Total Cintra Group	8,605
Total Group companies	9,333
(1) These investments have been classified as held-for-sale

Receivables from group companies relate to services rendered to subsidiaries in support of technical and financial management during bidding, construction and operating periods.

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Balances receivable from third parties relate mainly to services rendered to shareholders when involved with the same bidding projects as the Company, as well as the recharging of expenses incurred on bidding projects totaling €1,397k at the Balance Sheet date.

At 30 April 2009 outstanding trade receivables have not suffered any impairment loss.

Age	30/04/09
Up to three months	4,250
Between 3 and 6 months	3,894
> 6 months	2,586
Total Trade Receivables and Receivables from Group companies	10,730

The fair value of loans and receivables from group companies is similar to their carrying value.

12.     BORROWINGS AND PAYABLES

At 30 April 2009 borrowings and payables are as follows.

Thousand euros
30/04/09
Long-term borrowings and payables
Total long-term	0
Short-term borrowings and payables
- Bank borrowings	32
- Other financial liabilities	50,030
- Suppliers	3,972
- Trade payables, Group and associated companies	2,496
- Accounts payable to related parties	551,828
- Personnel	2,739
- Short-term accrual accounts	14
Totalh short-term	611,111

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12.1.  SHORT-TERM BORROWINGS FROM GROUP COMPANIES

The breakdown of the balances recorded by the Company with Group companies at the Balance Sheet date is as follows:

Thousand euros
Companies	Short-term borrowings
Grupo Ferrovial, S.A.	3,105
Total Ferrovial Group	3,105
Autopista del Sol, S.A.	4,007
Autopista Terrassa- Manresa, S.A.	4,021
Cintra Inversora de Autopistas de Cataluña	1,368
Inversora de Autopistas de Cataluña, S.A.	427,331
Autopista de Toronto, S.L.	14,180
Laertida, S.L.	2,993
Cintra Sucursal Portugal	12
Eurolink Motorway Operation (M4 M6) Ltd.	8
Autostrada Poludnie, S.A.	12,210
407 Toronto Highway BV.	82,515
407 ETR Concesión Co	4
Cintra Developement, LLC	4
Balsol, S.A. (1)	9
Dornier, S.A. (1)	52
Femet, S.A. (1)	10
Total Cintra Group	548,724
Total group companies	551,829
(1) Companies held for sale

The breakdown of long and short-term borrowings from group companies at 30 April 2009 is as follows:

Thousand euros
	Limit	Date granted/Renewed	Maturity date	Drawn down	Interest	Rate applied:
Company
Autoestrada Poludnie, S.A	12,289	20/04/09	20/05/09	12,193	17	WIBOR 1M + 1.5%
Autopista de Toronto, S.L.	30,000	1/01/09	31/12/09	14,145	35	EURIBOR 3M + 1.5%
Laertida, S.L.	50,000	1/01/07	31/12/09	2,982	11	EURIBOR 3M + 1.5%
407 Toronto Highway BV	150,000	1/01/07	31/12/09	82,334	181	EURIBOR 3M + 1.5%
Inversora de Autopistas Cataluña S.L.	423,160	2/06/08	7/05/09	423,160	3,695	EURIBOR 12M +3%
Other current accounts				13,075	0
Total drawn down and outstanding interest				547,889	3,939
Total short-term borrowings from Group and associated companies					551,828

The breakdown and movements up until April 2009 are as follows:

•
In 2009 the loan received from Autostrada Poludnie, S.A. has been successively renewed as from January 2009 in the amount of 53,051k  zlotys, €12,887k. On 20 April 2009 Cintra again renewed the loan received from Autostrada Poludnie, S.A. in the amount of 54,274k zlotys, €12,289k, maturing on 20 May 2009 at which time it was again renewed until 15 June, when it was repaid. The rate applied is the 1-month WIBOR plus 1.5%. Accrued interest totals 76k zlotys, €17k. The interest rate in force at 20 April is 5.04% and the loan principal presents an exchange difference totaling €96k in the balance sheet.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

•
As from 1 January 2009 Cintra has continued to receive financing through a line of credit from  Autopista de Toronto, S.L. that has a limit of €30,000,000 and matures each year, but may be renewed for further one-year periods. It accrues interest at 3-month EURIBOR +1.5%. Cintra will settle and pay interest at the end of each interest period and in the event that interest is not settled at the time an interest period matures, the interest will be capitalized at the end of the relevant quarter. The principal drawn down at 30 April 2009 totals €14,145k, which accrued €189k in interest, of which €154k has been capitalized.

•
On 1 January 2009, Laertida continued to finance Cintra using a line of credit totaling €50,000k. The maturity date is 31 December 2009 and may be renewed for 1-year periods. The rate applied is the 3-month EURIBOR plus 1.5%. The balance at 30 April totaled €2,982k, mainly relating the dividend paid by Chicago Skyway CC. Accrued interest totals €34k, of which €23k has been capitalized.

•
On 1 January 2009, 407 Toronto Highway BV  continue to finance Cintra through a line of credit with a limit of €150,000k. During the period there have been draw downs and cancellations totaling €31,653k and €324k, respectively, and therefore the capital drawn down to date amounts to €82,334k. The draw downs taking place during the year relate to the dividends distributed by 407 ETR Internacional Inc. The credit facility is in force for one year and may be renewed for further 1-year periods and accrues interest at a rate of quarterly EURIBOR + 1.5%. Interest totaling €821k has accrued and during the first quarter €640k of that interest was capitalized.

•
Inversora de Autopistas Cataluña, S.L.U. (INCA) has granted a loan totaling €423,160k to Cintra. The loan accrues interest equal to the higher of 1-year EURIBOR plus 3% or the funds that Cintra receives from Autema during the relevant interest period, bearing in mind that the annual calculation will not exceed 1-year EURIBOR plus 5%. The loan falls due on 7 May 2009 and automatically renews up to no later than 15 January 2010. Cintra may repay the principal of the loan in cash or through the delivery of shares in Autopista Terrasa-Manresa, Autema, Sociedad Concessionaria de la Generalitat de Catalunya, which represents 76.275% of its capital, in accordance with the amended share acquisition/sale commitment agreement and the intra-group loan agreement concluded by the parties. In the event that the acquisition takes place at any time the loan is in force, the acquisition of the shares in Autema would have the price of the loan principal not repaid at the purchase date, plus accrued interest not paid at that date.

•
The amount of payables in current accounts mainly relates to pending consolidated 2008 corporate income tax refunds (for example: Autopista del Sol, S.A. €6,066k; Autopista Terrassa- Manresa, S.A. €4,023k; Cintra Inversora de Autopistas de Cataluña, S.L. €1,368k) and a payable to Grupo Ferrovial, S.A. totaling €3,105k.

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12.2.  SUPPLIERS

At 30 April 2009 trade payables to group companies are as follows:

Thousand euros
Companies	Suppliers
Grupo Ferrovial, S.A.	2,146
Ferrovial Infraestructuras, S.A.	9
Ferrovial Servicios, S.A.	77
Total Ferrovial Group	2,232
Autopista del Sol, S.A.	17
Autopista Madrid-Levante, C.E.S.A.	4
Autopista Madrid Sur, C.E.S.A.	8
407 ETR Concesión Co	89
Skyway Concession Company	38
Cintra Aparcamientos. S.A. (1)	107
Cintra Chile Limitada (1)	1
Total Cintra Group	264
Total Group companies	2,496
(1) Companies held-for-sale

Transactions carried out among group companies relate to services received with respect to bidding, computers and management support. The item pending payment to group companies relates mainly to Ferrovial Group. The rendering of services to Cintra by Ferrovial Group is covered by a framework contract dated 6 October 2004 and a service agreement dated 21 June 2005 as well as the addendum signed on 29 January 2008.

The rest of the third-party balances pending payment mainly relate to bidding activities deriving from, among other things, the analysis of investment opportunities in other markets. These invoices are mainly in progress given that the services received have not yet been completed.

12.3.  OTHER FINANCIAL LIABILITIES

This item records the amount of dividends payable at the end of the period totaling €50,030k, which was paid on 7 May 2009 and a total of €34,043k was paid to Ferrovial Group.

12.4.  PERSONNEL

This item records the amount of provisions for bonus payments accrued at 30 April 2009 but not yet paid at that date.

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13.    EQUITY

The breakdown of equity at 30 April 2009 and 31 December 2008 is as follows:

Thousand euros
Equity	30/04/09	31/12/08
Capital	113,706	113,706
Share premium	1,202,174	1,202,174
Reserves	738,213	724,423
Legal reserve	22,741	21,658
Other reserves	715,472	702,765
Treasury shares	-68,461	-68,461
Profit for the period	-8,393	63,821
Other equity instruments	3,654	3,359
Total	1,980,893	2,039,022

Equity

Authorized capital consists of 568,528,305 fully-paid ordinary shares represented by book entries, each with a value of €0.2 each and all carrying the same rights. There are no restrictions on the free transfer of the shares.

All of the shares are listed on the Madrid, Barcelona, Valencia and Bilbao stock markets. The share price on the final business day of the Period was €4.16.

At 30 April 2009 companies with a shareholding of 3% or more are as follows:

Company	No. of shares	Shareholding
Ferrovial Infraestructuras, S.A.	352,659,211	62.030%
Marjeshvan, S.L	27,570,143	4.849%
Ferrovial Group	380,229,354	66.880%
Other	188,298,951	33.120%
Total	568,528,305	100.000%

Others includes treasury shares held by the Company (9,738,172 shares representing 1.713%)

Share premium Account

The share premium totals 1,202,173,795 euros and forms a freely distributable reserve in accordance with the revised Spanish Companies Act.

Legal reserve

Appropriations to the legal reserve are made in compliance with Article 214 of the Spanish Companies Act, which stipulates that 10% of the profits for the period must be transferred to this reserve until it represents at least 20% of share capital.

The legal reserve is not available for distribution. Should it be used to offset losses in the event of no other reserves being available, it must be replenished out of future profits.

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At 30 April 2009 the legal reserve had reached 20% of share capital after the distribution of profits for 2008.

Voluntary reserves

Voluntary reserves totaling €716,284k at 30 April 2009 were freely available.

Voluntary reserves that are unavailable due to capital reductions

These voluntary reserves totaling €149k are unavailable due to capital reductions.

Transition reserves

The reserve for the transition to the new general accounting plan covers the adjustment for the accumulated effect, calculated at the start of 2008, of changes in equity items affected by the eventual active application of the new standards which total - €970k.

Differences on conversion of capital to euro

This reserve totaling €9k is not available.

Treasury shares

During 2009, the Company did not carry out any transactions involving treasury shares. At 30 April 2009 the balance sheets recorded a total of 9,738,178 shares valued at €68,461k in accordance with the price paid.

Other equity instruments

Other equity instruments records personnel expenses incurred for the stock option plans (see Note 18), as well as other expenses incurred on transactions involving treasury shares.

Distribution of 2008 profit

The proposal presented to the General Meeting regarding the distribution of 2008 profits, and approved in April 2009, is as follows:

Euros
Item	2008

Available for distribution
Profit/(loss) for the year	63,820,932.39

Application

Legal reserve	1,082,911. 20
Voluntary reserves	12,707,530.35
Dividends	50,030,490.84
Total	63,820,932.39

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The distribution of results is explained below:

•	€1,082,911.20 was proposed to be transferred to the legal reserve to reach 20% of share capital.

•	A dividend of €50,030,490.84 was proposed to be paid out, entailing an outlay of €0.088 per share. This payment was made in May 2009.

As stipulated by law, the Company’s treasury shares will not receive the relevant amount of agreed dividends, which will be added to the dividends paid to the shareholders, entailing a dividend per share of €0.0895.

•	The remainder, €12,707,530.35 is to be taken to voluntary reserves.

14.     BANK BORROWINGS

The breakdown of lines of credit not drawn down at 30 April 2009 is as follows:

Entity	Limit	Reference	Margin	Interest rate for month in progress	Maturity date
BNP	45,000	EURIBOR 1M	0.25	1.39%	1/07/09
CITIBANK	20,000	EURIBOR 1M	0.20	1.19%	5/08/09
BBVA	1,200	EURIBOR 1M	0.25	1.19%	20/07/09
BBVA	20,000	EURIBOR 1M	0.65	1.44%	20/07/09
Total	86,200

The objective of the available lines of credit that have not yet been drawn down has always been to cover the need to have available funds in the event of no cash surpluses being available elsewhere, mainly to cover capital payments committed to projects.

The Company has the intention of renewing the lines of credit in force at 30 April until December.

15.     DEFERRED TAXES

The breakdown of movements in 2009 of deferred tax assets and liabilities is as follows:

Thousand euros
Deferred tax liabilities	Asset	Liability
Balance at 31.12.08	13,309	109,635
Generation of deferred taxes	574	0
Reversal of deferred taxes	-1,294	-528

Balance at 30/04/09	12,589	109,107

Movements in 2009 by nature are as follows:

Thousand euros
30/04/09
Assets
Opening balance	13,309
Deferred tax asset - Equity Swap	574
Deferred tax asset-Derivatives	59
Closing balance	13,942
Liabilities
Opening balance	109,635
Deferred tax liability-Derivatives	-528
Closing balance	109,107

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The allocation for deferred tax assets totaling €574k is due to the provision created for the Equity Swap totaling €1,913k. The reversal of deferred tax liabilities totaling €528k is due to the application of the exchange rate hedges that were pending and valued at €1,760k.

The breakdown by nature of the accumulated balance of deferred taxes at 30 April 2009 is as follows:

Thousand euros
30/04/09
Assets
Deferred tax asset - Tax bases	3,796
Deferred tax asset - Equity Swap provision	8,587
Deferred tax asset - Stock Options	239
Deferred tax asset – CAI provision	1,319
Total deferred tax assets	13,941
Liabilities
Deferred tax liability-Derivatives	-45
Deferred tax liability – Tax provision	108,734
Deferred tax liability - Stock Options	418
Total deferred tax liabilities	109,107

The deferred tax liability relating to the tax provision totaling €108,734k records €68,646k relating to the provision for  407 Toronto Highway BV;  €5,685k for the tax provision relating to the investment in Inversora Madrid Sur, S.L. and Inversora Madrid Levante, S.L.;  €24,285k relating to portfolio divestments; and €10,118k relating to the eliminations deriving from the corporate restructuring transactions carried out in 2004 due to the listing of the company on the stock market.

16.     CORPORATE INCOME TAX AND TAX SITUATION

Balances relating to taxes at 30 April 2009 are set out below:

Thousand euros
Item	Asset	Liability
Corporate income tax refundable	3,024	0
Corporate income tax withholdings	106	0
Corporate income tax interim payments	2,289	0
VAT refundable	1,208	0
Input VAT	368	0
Output VAT	0	244
Personal income tax withholdings	0	134
Personal income tax withholdings payable	0	4
Capital gains tax withholdings payable	0	2
Other taxes payable	0	4
Non-resident withholdings payable	0	7
Social security	0	184
Total tax balances	6,995	579

Since 2002 the Company has filed corporate income tax returns on a consolidated basis together with other subsidiaries (Autopista de Toronto, S.L., Autopista Terrasa-Manresa, S.A. and Autopista del Sol, S.A.). In 2005 another seven companies joined the tax group (Cintra Aparcamientos, S.A., Donier, S.A., Balsol 2001, S.A., FEMET, S.A., Cintra Autopistas Integradas, S.A., Laertida, S.L. and Autopista Alcalá O’Donnell, S.A.). In 2008 the companies Cintra Autopistas de Cataluña S.L.U. and Inversora de Autopistas de Cataluña, S.L.U. joined the tax group.

Because certain items are treated differently for tax and financial reporting purposes, the tax profit differs from the profit reported in these accounts.

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The reconciliation between individual reported profits and taxable profits as at 30 April 2009 is set out below:

	Thousand euros
	Income statement			Income and expenses taken directly to equity
Operating results			-11,990	59
Profit before income tax			-11,990	59
	Increases	Decreases
Permanent differences
Temporary differences:	1,914		1,914
- arising during the period	1,914		1,914
- arising in prior years
Taxable result			-10,076	59
Tax payable			3,023

The breakdown of permanent and temporary differences in 2009 is as follows:

Thousand euros
Permanent differences
Total permanent differences	0
Temporary differences
Non-deductible Equity Swap expenses	1,914
Total temporary differences	1,914

At 30 April 2009 the Company has recorded corporate income tax revenue totaling €3,596k in the income statement, consisting of the following items:

Thousand euros
Current year corporate income tax	3,022
Deferred taxes	574
Corporate income tax revenue for the period	3,596

The deferred tax liability totaling €574k relates to the change made to the equity swap provision in 2009.

The reconciliation of corporate income tax is as follows:

Thousand euros
Profit before income tax	-11,990
Permanent/temporary differences	1,914
Initial taxable income	-10,076
Tax revenues (30%)	3,022
Deferred tax revenues (30%)	574
Total tax revenues	3,596

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The Company maintains the same policy applied in prior years of not capitalizing deductions that have not been applied to date, mainly because most of the deductions relate to the years 1998-2001, i.e. generated before the creation of the Tax Consolidated Group and therefore an essential requirement is that Cintra must generate sufficient taxable income on an individual level and due to its activity it normally does not generate such taxes payable so that it may applied the deductions. Therefore, the deductions will be applied when there are significant non-recurring profits.

The years 1998, 1999 and 2002 have become statute barred without having been inspected. In 2005 the tax inspection action that started in May 2003 and covering 2000 and 2001 was completed, and the Company accepted assessments in an insignificant amount.

In January 2008 and inspection of corporate income tax for 2003, 2004 and 2005 and all other taxes for 2004 and 2005 commenced. In December 2008 the Inspectorate requested an extension of the scope of inspection and therefore at this time the collection and analysis of data by the Inspectorate has been completed and the final report from the Inspectorate is pending. As a result of actions that may be undertaken by the tax authorities in connection with the years open to inspection, contingent tax liabilities could arise that the company believes will not be higher than those taken into consideration.

At the Balance Sheet date the corporate income tax return for 2008 has not been filed.

17.     COMPENSATION FOR THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT: PREPAYMENTS AND LOANS

At 30 April 2009 no prepayments were loans have been granted to the Company's Directors or to Directors who are in turn members of the governing bodies of other Group, multigroup or associated companies. At 30 April 2009 the Company has granted loans to senior managers totaling €60.8k.

18.     STOCK OPTION COMPENSATION PLAN

At 30 April 2009 Cintra has the following stock option plans:

Participants	Grant date	Number of options granted	Strike price (euro)
Managers and senior managers	October 2005 July 2007	948,441 39,582	8.98 10.90
CEO	November 2006	67,720	10.54
CEO	July 2007	54,596	11.90
Managers and senior managers	November 2007	871,175	10.72
CEO	April 2008	256,562	9.09
TOTAL		2,238,076

All the stock options may be exercised within five years once three years have elapsed after the grant date, provided certain minimum returns are achieved.

The strike price is calculated as the arithmetic mean of the weighted average price in the twenty stock market sessions prior to the grant date.

The above data have changed since the respective grant dates as a result of the fully-paid capital increases

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carried out by the Company in 2006, 2007 and 2008. These updates are merely automatic adjustments to maintain the relative percentages stipulated in the stock option plans approved, as necessary in order to protect the rights granted and in accordance with the relevant plan regulations.

Movements in the Company’s stock option plans in 2009 are set out below:

Nº. options
Number of shares at the start of the period	2,238,040
Options granted	0
Waivers and other	0
Options exercised	0
Number of options at the end of the period	2,238,040

Cintra has contracted equity swaps to hedge any loss that may be incurred when the stock options are exercised. These hedges ensure that Cintra will collect an amount equal to the increase in the share price when the options are executed by the beneficiaries. The financial institution will pay cash amounts to Cintra in an amount equal to the yield on the share, in return for a payment from Cintra.

For accounting purposes, these contracts are treated as derivative financial instruments, this being the general treatment afforded to this type of financial products (Note 3.3). In 2009 a loss totaling €1,914k has been recorded with respect to these contracts.

At 30 April 2009, certain Company Directors (not the independent external directors) and managers participate in the following stock option plans of Grupo Ferrovial, S.A.:

Participants	Grant date	Number of options granted	Strike price (euro)
Managers and senior managers	October 2005	84,960	63.54
Managers and senior managers	July 2007	142,840	28.96-73.54
Senior management	April 2008	75,000	48.50
TOTAL		302,800

These plans have the same exercise periods and conditions as are indicated above in connection with the shares of Cintra, S.A. for the same period.

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Movements in this plan in 2009 are as follows:

Nº. options
Number of options at the start of the period	302,800
Options granted	0
Waivers and other	0
Options exercised	0
Number of options at the end of the period	302,800

As is the case with compensation systems at Cintra, S.A., financial swap contracts were executed at the grant date.

19.     INFORMATION ON TRANSACTIONS WITH RELATED PARTIES

Set out below is a description of the main contractual relations between the Company, its significant shareholder and its group of companies:

a) Framework agreement between Grupo Ferrovial, Ferrovial Agroman and Cintra

As a result of the flotation, Grupo Ferrovial, S.A. Ferrovial Agroman, S.A. and Cintra signed a Framework Agreement that came into force on 27 October 2004, the purpose being to regulate relations between Grupo Ferrovial and its subsidiaries, other than Cintra, (hereinafter Ferrovial) and Cintra and its subsidiaries (hereinafter Cintra), in connection with:

1.- Development of Transport Infrastructure Projects (toll roads and car parks):

The Framework Agreement regulates the commitments and obligations of Cintra and Ferrovial in relation to the toll road and car park transport infrastructure concessions.

The Framework Agreement excludes Projects in which the amount of the design and build work is equal to or lower than 3 million euro (an amount that increases with inflation, resulting in a figure of €3,436k for 2008 based on the 2007 inflation rate) or in which the successful bidder is required (by the bidding specifications or by law) to contract the work to a pre-established party other than Ferrovial and not controlled by Cintra.

The Framework Agreement provides a system of pre-emptive and exclusive rights between Cintra and Ferrovial, in tenders and related activities, in relation to the concession and operation of toll road and car park infrastructures.

Having regard to Project execution, the Agreement provides for the distribution of tasks. If Cintra and Ferrovial wish to participate in a Project, Cintra will coordinate, prepare and submit the bid and will take charge of all substantive aspects other than those related to construction; Ferrovial will be responsible for the technical and financial content and documentation relating to the construction work.

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2.- The Framework Agreement will be applicable to specific contracts for services related to projects (cleaning, gardening, etc.) valued at over 3 million euro (an amount that increases with inflation, resulting in a figure of €3,436k for 2008 based on the 2007 inflation rate).

3.- Provision of inter-group services:

Among other issues, the above-mentioned Framework Agreement provided for the reciprocal provision of services between Grupo Ferrovial and its group of companies and Cintra and its group of companies. To this end, on 21 June 2005 Grupo Ferrovial and Cintra entered into a Master Corporate Services Agreement.

Grupo Ferrovial provides Grupo Cintra with services related to information systems, and management assistance and support; Grupo Cintra provides Grupo Ferrovial with assistance and support in the management of Grupo Ferrovial companies operating in the infrastructures area; both groups receive remuneration for the services rendered.

The services rendered by the two groups are mutually beneficial, assure adequate levels of quality and enhance the efficiency and effectiveness of their respective organizations. Additionally, in order to guarantee an adequate service at all times, as well as to ensure that the services received and/or rendered are advisable and justified, the Parties have agreed that the nature, scope, price and quality of the services must be reviewed annually.

The Related-Party Transactions Committee is responsible for supervising compliance with the Framework Agreement and, in general, for supervising transactions between Grupo Ferrovial and Cintra.

Set out below are details of the main transactions between Cintra and Grupo Ferrovial companies during the period:

A)  Provision of services between Grupo Ferrovial and Cintra: Services rendered under the Master Corporate Services Agreement dated 21 June 2005. In 2007, Grupo Ferrovial, S.A. and Cintra invoiced a total of €2,858k and €109k, respectively.

B) Contracts for construction work between Ferrovial Agroman and Cintra Group companies: In general, these are construction contracts between concession holders in which Cintra and Ferrovial Agroman or the UTE construction company (controlled by Ferrovial Agroman) hold interests, for design and build work during the relevant project. According to Cintra’s records, the following amounts were billed at 30 April 2009:

1.	Autopista del Sol Concesionaria Española de Autopistas, S.A.: €20k.
2.	Euroscut Açores, Sociedade Concessionaria da Scut dos Açores, S.A. (Portugal): €10,030k.
3.	Eurolink Motorway Operations (M3) Ltd (Ireland): €29,887k.
4.	Autopista ITR Concession Company LLC (USA): €4,389k.
5.	Autopista SH 130 Concession Company LLC (USA): €4,091k
6.	Autopista del Maipo Sociedad Concesionaria, S.A. (Chile): €9,081k.
7.	Ruta de la Araucanía, S.A. (Chile): €1,256k.
8.	Nea Odos Concession, S.A. (Greece): €19,550k.
9.	Central Greece Motorway Concessions, S.A. (Greece): €2,536k
10.	Car parks: construction of several underground car parks: €608k.

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C) Provision of cleaning and maintenance services:   This relates to ordinary office cleaning and maintenance services provided by Ferrovial Group companies (Ferrovial Servicios) to Cintra Group companies, including the Company itself and toll road and car park concession companies. These services amounted to €171k.

D) The dividend paid by the Company to Ferrovial Infraestructuras, S.A. and Marjeshvan, S.L. in May 2009, out of 2008 profits, totaled €33,460k.

Cintra and group companies have carried out arm's-length transactions with Banesto for  €311,317k. This information is furnished under section two of Order EHA 3050/2004, as some of Cintra’s directors sit on the Boards of Directors of the above-mentioned company.

Finally, as regards transactions effected by the Company that are not eliminated on consolidation, services provided and billed by Cintra to Autopista Trados M45, S.A. totaled €55 and services rendered to Indiana Toll Road Concession Company LLC and to Nea Odos Concession, S.A. amounted to €137k and €90k, respectively.

20.     EVENTS AFTER THE BALANCE SHEET DATE

Cintra reached an agreement to sell its entire stake in the subsidiary Cintra Aparcamientos, S.A. (Cintra Aparcamientos), consisting of 99.92% of its capital, to a consortium formed by Assip, S.G.P.S. S.A., Es Concessoes, S.G.P.S. S.A., Espirito Santo Infrastructure Fund I Fundo de Capital de Risco, Transport Infrastructure Investment Company (SCA) SICAR, Ahorro Corporación Infraestructuras, FCR, Ahorro Corporación Infraestructuras 2, SCR, SA,  and Banco Espirito Santo de Investimento, S.A. The amount of the transaction totals €451 million, of which €51 million relates to the amounts owed by Cintra Aparcamientos to banks.

The consortium led by Cintra, with a 75% stake, has been awarded by the Texas Department of Transportation the design, construction and operation of 21.4 km of toll motorway parallel to the pre-existing motorways (“managed lanes”) IH 820, SH 183 and IH 35W (North Tarrant Express), located in the  Dallas/Fort Worth area of Texas, United States. The other member of the consortium is Meridiam Infrastructure Managers S.a.r.l., which holds a 25% stake.

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21.     COMMENTARY TO EXHIBITS

Exhibit I contains a list of Group companies, distinguishing between fully- and the equity-consolidated companies. This list of presented by geographic area, indicating whether they are audited, domiciles and net cost of the shareholding.

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MOTORWAYS AND PARKING FACILITIES
SUBSIDIARIES (fully-consolidated companies)
Company	Auditor (1)	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address

SPAIN
Autopista del Sol, C.E.S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	80%	187	Madrid
Autopista Terrasa Manresa, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	76.28%	44	Barcelona
Autopista de Toronto S.L		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	9	Madrid
Inversora de Autopistas del Sur, S.L	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	55%	177	Madrid
Autopista Madrid Sur C.E.S.A	PWC	Inversora de Autopistas del Sur, S.L	100%	659	Madrid
Inversora de Autopistas del Levante, S.L	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	51.84%	48	Madrid
Autopista Madrid Levante, C.E.S.A	PWC	Inversora de Autopistas del Levante, S.L	100%	510	Madrid
Laertida, S.L.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	7	Madrid
Cintra Autopistas Integradas, S.A.		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	1	Madrid
M-203 Alcalá-) O'Donnell	PWC	Cintra Autopistas Integradas, S.A.	100%	65	Madrid
Cintra Inversora Autopistas de Cataluña, S.A.	PWC	Cintra, Concesiones de Infraestructuras de Transporte, S.A	100%	6	Barcelona
Inversora Autopistas de Cataluña, S.A.	PWC	Cintra Inversora Autopistas de Cataluña, S.A.	100%	3	Barcelona
Cintra Aparcamientos, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	99.92%	63	Madrid
Dornier, S.A	PWC	Cintra Aparcamientos, S.A	100%	21	Madrid
Femet, S.A	PWC	Cintra Aparcamientos, S.A (i)	99.50%	1	Madrid
Guadianapark, S.A.		Cintra Aparcamientos, S.A	75%	1	Madrid
Balsol 2001, S.A		Cintra Aparcamientos, S.A (ii)	100%	3	Gerona
Estacionamientos Alhóndiga, S.A	Attest	Cintra Aparcamientos, S.A	50%	1	Bilbao
Aparcamientos de Bilbao, S.A.	Attest	Cintra Aparcamientos, S.A	75%	1	Bilbao
Aparcamientos Guipuzcoanos, S.L.		Estacionamientos Guipuzcoanos S.A	60.13%	1	San Sebastián
Estacionamientos Guipuzcoanos S.L.	PWC	Cintra Aparcamientos, S.A	100%	41	San Sebastián
Estacionamiento y Galería Comercial Indauxtu, S.A.		Cintra Aparcamientos, S.A	100%	0	Bilbao
Guipuzcoa Parking Siglo XXI, S.A.	Attest	Estacionamientos Guipuzcoanos S.A	60%	1	San Sebastián
Serrano Park, S.A.	Deloitte	Cintra Aparcamientos, S.A	50%	9	Madrid
Cintra Car Parks UK, Ltd.	Bird Luckin	Cintra Aparcamientos, S.A	100%	0	Reino Unido
Concha Parking, S.A.		Estacionamientos Guipuzcoanos S.A	60%	2	Madrid

PORTUGAL
Euroscut Norte Litoral, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	75.53%	76	Portugal
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	77%	35	Portugal
Euroscut Azores S.A.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	89%	31	Portugal

(1) Audited at 31/12/08

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Continuation of Exhibit I

Company	Auditor (1)	Parent company	% Interest	Net cost of the shareholding (million euros)	Address
NETHERLANDS
Algarve International B.V.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	77%	0	Netherlands
407 Toronto Highway B.V.		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	369	Netherlands

CHILE
Cintra Chile Limitada	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	305	Chile
Cintra Inversiones Chile Ltda.	PWC	Cintra Chile Limitada	100%	0	Chile
Collipulli Temuco, S.A.	PWC	Cintra Chile Limitada	100%	58	Chile
Temuco Rio Bueno, S.A.	PWC	Cintra Chile Limitada	75%	5	Chile
Talca-Chillán, sociedad conceionaria S.A	PWC	Cintra Chile Limitada	67.61%	11	Chile
Autopista del Bosque, S.A.	PWC	Cintra Chile Limitada	100%	7	Chile
Autopista del Maipo, S.A	PWC	Cintra Chile Limitada	100%	93	Chile

POLAND
Autostrada Poludnie, S.A		Cintra, Concesiones de Infraestructuras de transporte, S.A	90%	13	Poland

CANADA
407 International Inc.	PWC/ Deloitte	4352238 CANADA INC	53.23%	261	Canada
4352238 CANADA INC		407 Toronto Highway B.V.	100%	0	Canada

IRELAND
Eurolink Motorway Operation (M4-M6), Ltd.	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	66%	3	Ireland
Financinfrastructures	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	65	Ireland
Cinsac, Ltd		Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	0	Ireland
Eurolink Motorway Operation (M3), Ltd.	PWC	Cinsac, Ltd	95%	0	Ireland

UNITED STATES
Cintra Zachry, LP (iv)		Cintra Texas Corp	84.15%	2	United States
Cintra Zachry, GP		Cintra Texas Corp	85%	0	United States
Cintra Texas Corp		Cintra US Corp	100%	3	United States
Cintra Developments, LLC		Cintra Texas Corp	100%	0	United States
Cintra Skyway LLC		Cintra US Corp	100%	196	United States
Cintra US Corp		Laertida	100%	538	United States
SCC Holding LLC		Cintra Skyway LLC	55%	196	United States
Skyway Concession Co.	PWC	SCC Holding LLC	100%	440	United States
Cintra ITR LLC		Cintra US Corp	100%	266	United States
Cintra Texas 56, LLC		Cintra US Corp	100%	58	United States
SH-130 Concession Company, LLC	PWC	Cintra Texas 56, LLC	65%	58

ANDORRA
Aparcament Escaldes Centre, S.A.		Cintra Aparcamientos, S.A	100%	11	Andorra

		(i) Other 0.5% Dornier, S.A.
		(ii) Other 50% Dornier, S.A.
		(iii) Other 1% Cintra Zachry, GP

(1) Audited at 31/12/08

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Continuation of Exhibit I

MOTORWAYS AND PARKING FACILITIES
ASSOCIATED AND JOINTLY CONTROLLED COMPANIES (Equity method consolidated)
Company	Auditor (1)	Parent company	% Interest	Net cost of the shareholding (million euros)	Address

SPAIN
Autopista Trados M-45, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	50%	13	Madrid
Sociedad Municipal de Aparcamientos y Servicios, S.A.	CYE Auditores Asociados S.A.	Cintra Aparcamientos S.A	24.50%	4	Málaga
Estacionamientos y Servicios Extremeños, S.A		Cintra Aparcamientos S.A	25.00%	0	Badajoz
Infoser Estacionamientos A.I.E.		Dornier, S.A	16.66%	0	Madrid
Estacionamientos Urbanos de León, S.A	CIA Valdeon Auditores, S.L.	Dornier, S.A	43.00%	0	León

GREECE
Nea Odos, S.A. (IP)	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	19	Greece
Central Greece Motorway (E65) (IP)	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	13	Greece

UNITED STATES
Statewide Mobility Partners LLC		Cintra ITR LLC	50%	266	United States
ITR Concession Company Holdings		Statewide Mobility Partners LLC	100%	532	United States
ITR Concession Company	PWC	ITR Concession Company Holdings	100%	532	United States

(1) Audited at 31/12/08

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